Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

by and between

FRIEDMAN, BILLINGS RAMSEY GROUP, INC.

and

FBR CAPITAL MARKETS CORPORATION

dated as of July 20, 2006

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of July 20, 2006, by and between FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia Corporation (“FBR Group”), and FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“FBR Capital Markets”).

WHEREAS, FBR Group is the parent company of FBR TRS Holdings, Inc. (“FBR TRS”), which is currently the sole shareholder of FBR Capital Markets; and

WHEREAS, concurrently with the execution and delivery by the parties of this Agreement, FBR Capital Markets is issuing and selling in a private offering 12,066,667 shares of its common stock, $0.001 par value per share (“Common Stock”), plus up to an additional 1,810,000 shares of Common Stock to cover additional allotments, if any, pursuant to the terms and conditions of that certain Purchase/Placement Agreement, dated as of July 14, 2006, by and between FBR Capital Markets and Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”), as well as an additional 5,172,813 shares of Common Stock, subject to adjustment in certain circumstances, in a concurrent private placement to affiliates of Crestview Partners; and

WHEREAS, the “taxable REIT subsidiary” election of FBR TRS will be amended to include FBR Capital Markets as a greater than 35% owned subsidiary of FBR TRS; and

WHEREAS, FBR Capital Markets desires to retain and avail itself of the services of an Executive Management Team (as defined below) to be provided by FBR Group, and FBR Group desires to provide such Executive Management Team for FBR Capital Markets, pursuant to the terms of this Agreement, and FBR Group and FBR Capital Markets wish to enter into a reimbursement arrangement whereby FBR Capital Markets will bear its share of certain expenses for the Executive Management Team; and

WHEREAS, FBR Group is not in the business of providing personnel and will not derive any profit from the reimbursement arrangement set forth herein. The parties intend for the amounts paid hereunder by FBR Capital Markets as reimbursements pursuant to this Agreement to be treated as repayments of amounts advanced and not to be included in FBR Group’s gross income for federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Scope of Duties; Standard of Care.

(a) FBR Group shall provide FBR Capital Markets with the Executive Management Team, each member of which shall hold the office in FBR Capital Markets set forth on Scnhedule 1 attached hereto and who shall be responsible for performing, subject to the oversight of the Board of Directors of FBR Capital Markets, such services and activities as are customarily performed by persons holding the positions set forth on Schedule 1 attached hereto, or as otherwise reasonably requested by the Board of Directors of FBR Capital Markets from time to time. For purposes of this Agreement, the term “Executive Management Team” shall mean the executive officers of FBR Capital Markets as set forth on Schedule 1 attached hereto, as such schedule may be amended from time to time by the parties to this Agreement.

(b) In providing services hereunder, FBR Group will cause each member of the Executive Management Team to exercise the degree of care required under applicable law with respect to the office held by such member.

2. Term and Amendment; Termination.

(a) The initial term of this Agreement shall expire on December 31, 2007; provided, however, that the term of this Agreement shall be extended automatically for additional one-year periods, on each December 31, unless FBR Capital Markets or FBR Group gives the other party hereto 90 days’ prior written notice that the term of this agreement will not be extended. Except as provided in Section 2(b) below, neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by each of the parties hereto.

(b) FBR Capital Markets shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to FBR Group following the execution and delivery by FBR Capital Markets of a definitive agreement and plan of merger, stock purchase agreement, asset purchase agreement or similar definitive agreement providing for the merger, share exchange, consolidation, sale of all or substantially all of the issued and outstanding capital stock or assets or other business combination transaction that will result in a change of control of FBR Capital Markets or its business.

3. Payment of Allocable Share of Executive Bonus Pool. In consideration for the provision of the Executive Management Team pursuant to the terms of this Agreement, FBR Capital Markets shall pay FBR Group its share of the amount that will be allocated to the Executive Bonus Pool established under The FBR Group Key Employee Incentive Plan, which shall be an annual amount equal to 8.0% of the pre-tax net income of FBR Capital Markets, plus an additional 3.0% of the pre-tax net income of the investment banking unit of FBR & Co. (collectively, the “Allocable Share”), in each case before deducting the Allocable Share. The Allocable Share shall be paid in equal quarterly installments within 45 days after the end of each calendar quarter of each year during the term of this Agreement; provided, that the Allocable Share with respect to the quarter ending on September 30, 2006 shall be pro rated for the shortened period commencing on the date hereof.

4. Independent Contractor. The parties agree that FBR Group is acting as an independent contractor hereunder and no partnership, joint venture, or employee/employer relationship shall exist or be implied hereunder.

5. Liability. Neither FBR Group nor any of its respective affiliates (other than FBR Capital Markets and its respective subsidiaries), partners, employees or agents shall be liable to FBR Capital Markets or its respective subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of management services contemplated by this Agreement, except to the extent caused by the gross negligence or willful misconduct of FBR Group or any of its respective affiliates (other than FBR Capital Markets and its respective subsidiaries), partners, employees or agents (other than FBR Capital Markets and its subsidiaries).

6. Indemnity. Each of FBR Capital Markets and its subsidiaries shall, jointly and severally, defend, indemnify and hold harmless each of FBR Group and its respective affiliates (other than FBR Capital Markets and its subsidiaries), partners, employees, agents, directors, officers and controlling persons (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all loss, liability, damage or expense, joint or several, arising from any claim (a “Claim”) by any Person with respect to, or in any way related to, the management services (including, without limitation, the engagement of FBR Group pursuant to this Agreement and the performance by FBR Group of the management services pursuant to this Agreement) contemplated by this Agreement (including reasonable attorneys’ fees) resulting from any act or omission of such Indemnified Party except to the extent caused by the gross negligence or willful misconduct of such Indemnified Party. FBR Capital Markets and its respective subsidiaries shall, jointly and severally, defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against FBR Capital Markets and/or its respective subsidiaries and the Indemnified Parties. FBR Capital Markets and its respective subsidiaries shall, jointly and severally, defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought in which the Indemnified Parties may be impleaded with others upon any Claim upon any matter, directly or indirectly, related to or arising out of the Agreement or the performance hereof by the Indemnified Parties, except that if such damage shall be finally determined by a court of competent jurisdiction to be the direct result of bad faith or willful misconduct by any of the Indemnified Parties, then such Indemnified Party shall reimburse FBR Capital Markets and its respective subsidiaries for the costs of defense and other costs incurred by FBR Capital Markets and its respective subsidiaries in proportion to such Indemnified Party’s culpability as proven.

7. Representations and Warranties.

(a) FBR Capital Markets represents and warrants to FBR Group that: (i) FBR Capital Markets has taken all action necessary to permit it to execute and deliver this Agreement and to carry out the terms hereof; (ii) this Agreement, when duly executed and delivered by FBR Capital Markets, will constitute a valid and binding obligation of FBR Capital Markets, enforceable against FBR Capital Markets in accordance with its terms; and (iii) FBR Capital Markets is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such order, consent, approval, authorization, declaration or filing as which has been obtained or made.

(b) FBR Group represents and warrants to FBR Capital Markets that: (i) FBR Group has taken all action necessary to permit it to execute and deliver this Agreement and to carry out the terms hereof; (ii) this Agreement, when duly executed and delivered by FBR Group, will constitute a valid and binding obligation of FBR Group, enforceable against FBR Group in accordance with its terms; and (iii) FBR Group is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such order, consent, approval, authorization, declaration or filing as which has been obtained or made.

8. Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to FBR Group:

Friedman, Billings, Ramsey Group, Inc.

1001 North Nineteenth Street

Arlington, VA 22209

Attention: Chief Legal Officer

Phone: 703-469-1040

Fax: 703-469-1140

If to FBR Capital Markets:

FBR Capital Markets Corporation

1001 North Nineteenth Street

Arlington, VA 22209

Attention: Chief Financial Officer

Phone: 703-312-9647

Fax: 703-469-1250

9. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(g) Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Its:	SVP and Chief Legal Officer

FBR CAPITAL MARKETS CORPORATION

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Its:	SVP, General Counsel and Secretary

[Signature Page to Management Services Agreement]